Exhibit 12.1
Emergency Medical Services, L.P.
Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)

	Pre Fresh-Start Predecessor				Predecessor				Pro Forma (3)
	Year ended			Nine months	Three months		Five months	Eight months		Five months
	August 31,			ended	ended	Year ended	ended	ended	Year ended	ended
				May 31,	August 31,	August 31,	January 31,	September 30,	August 31,	January 31,
	2000	2001	2002	2003	2003	2004	2005	2005	2004	2005

Pre-tax income (loss)	$(1,351,874)	$(125,307)	$(246,009)	$76,159	$1,802	$59,113	$15,760	$24,659	$11,388	$(4,716)

Fixed charges:
Interest expense and amortization of debt costs	95,0867	66,181	6,418	4,691	908	9,961	5,644	34,407	54,556	21,696
Rentals - 25%	8,119	7,253	8,100	5,800	1,800	6,975	3,100	5,455	6,975	3,100

Total fixed charges	$103,206	$73,434	$14,518	$10,491	$2,708	$16,936	$8,744	$39,862	$61,531	$24,796

Pre tax income (loss) plus total fixed charges	$(1,248,668)	$(51,873)	$(231,491)	$86,650	$4,510	$76,049	$24,504	$64,521	$72,919	$20,080

Ratio of earnings to fixed charges	(1)	(1)	(1)	8.26	1.67	4.49	2.80	1.62	1.19	(2)

(1)	Due to the Pre Fresh-Start Predecessor’s losses in 2000, 2001 and 2002, the ratio coverage was less than 1:1. The Pre Fresh-Start Predecessor must generate additional earnings of $1,351,874, $125,307 and $246,009 in 2000, 2001 and 2002, respectively, to achieve a coverage of 1:1.

(2)	Due to the pro forma loss for the five months ended January 31, 2005, the ratio coverage was less than 1:1. The Predecessor must generate additional earnings of $4,716 to achieve a coverage of 1:1.

(3)	The pro forma ratio of earnings to fixed charges reflects the impact on the periods presented of our acquisition of AMR and EmCare on February 10, 2005, together with the issuance on that date of the senior subordinated notes subject to this exchange offer and our senior secured credit facility. The ratio of earnings to fixed charges for the eight months ended September 30, 2005 already includes the impact of our acquisition of AMR and EmCare together with the issuance of the senior subordinated notes and senior secured credit facility; therefore, no pro forma adjustments are necessary for the eight months ended September 30, 2005.